Exhibit 99.1
ALLEN PARK, MI — Feb. 10, 2009 — DIAS Holding, Inc. (OTCBB: DSHL.OB) announced today that preliminary results for 2008 indicate that Asia Forging Supply Co. Ltd (“AFS”), the wholly-owned subsidiary of DIAS Holding, Inc., had revenues that were fairly consistent with 2007 revenues. DIAS Holdings reported consolidated sales of almost $14.6 million in 2007. Despite the global down turn in automotive sales in 2008, AFS was successful in maintaining its sales levels. AFS, headquartered in Taiwan, is a one-stop supplier and is represented globally with sales and service locations in over 14 countries and 4 continents. In spite of the weakening automotive market in America, AFS anticipates a growth in sales for 2009.
Sara Wang CFO of AFS and its parent company DIAS Holding Inc. stated, “The major part of our sales came from aftermarket auto parts, service parts and the ‘tuner’ market. Under the current global economic situation, customers will be more likely to buy those parts to maintain their current cars rather than buying a new one.”
“ We are quite happy and satisfied with our preliminary 2008 sales results in AFS and expect that 2009 sales may increase in spite of the economic recession. We have built up a reputation among our customers for quality and price and we look forward to servicing them in these difficult times, “ said Eric Huang, Chairman of DIAS Holding, Inc.
About the DIAS Holding, incorporated
DIAS Holding, Inc. (“DIAS”, f/k/a JPC Capital Partners) is a Delaware Corporation servicing the multibillion dollar industry of providing automotive, railway and petroleum industries with raw, finished and assembled components. The company’s major subsidiaries include Asia Forging Supply Company, a prime contractor for a network of factories throughout Asia, and the Detroit International Auto Salon, the largest independent, year-round exhibition center for automotive products. For more information about DIAS Holding, Inc., please visit www.diasholding.com.
This news release includes comments that may be deemed forward-looking within the meaning of the safe labor provisions of the U.S. Federal Securities Laws. These include, among other things, statements about expectations of future transactions or events, revenues, sales of products and performance. The preliminary revenue figures stated above have not yet been audited. Forward-looking statements are subject to risks and uncertainties that may cause the company’s results to differ materially from expectations. These risks include the company’s ability to execute its business plans, domestically and internationally, to exploit its strategic partnerships, to gain customer and potential customer acceptance of its products, to manage currency and commodity fluctuations and raw material cost increases and other such risks as the company may identify and discuss from time to time. Accordingly, there is no certainty that the company’s plans or projections will be achieved.
Contact:
For more information, contact:
DIAS Holding Investor Relations
Michael Wesney
Email Contact:
(313) 928-1272

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